Exhibit 99.1

Contact:                 Lily Outerbridge
Investor Relations
(441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS FIRST
QUARTER 2009 FINANCIAL RESULTS

HAMILTON, BERMUDA, April 22, 2009 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported net income of $84.9 million, or $1.58 per diluted common share, for the quarter ended March 31, 2009.

The results for the quarter include net premiums earned of $247.8 million, a decrease of 17.9% from the same quarter last year, net favorable development of $22.1 million, compared with net favorable development of $29.5 million in the same quarter last year, and net investment income and net realized gains on investments of $54.8 million, an increase of 5.3% from the same quarter last year.

Michael D. Price, Platinum’s Chief Executive Officer, commented, “Platinum’s results in the quarter reflect strong current period underwriting gains, favorable prior period development, solid investment performance and active capital management.  Our book value per share was $35.76 as of March 31, 2009, an increase of 3.4% from December 31, 2008, and reflects share repurchases and the conversion of our preferred shares during the quarter.”

Mr. Price added, “During the quarter, we experienced more attractive underwriting conditions for property and marine than for casualty.  The U.S. property catastrophe market continues to improve and we expect increased demand and higher pricing for the balance of the year.”

Results for the quarter ended March 31, 2009 are summarized as follows:

•  Net income was $84.9 million or $1.58 per diluted common share.

•  Net premiums written were $245.3 million and net premiums earned were $247.8 million.

•  GAAP combined ratio was 80.1%.

•  Net investment income was $34.2 million.

•  Net realized gains on investments were $20.6 million.

Results for the quarter ended March 31, 2009 compared with the quarter ended March 31, 2008 are summarized as follows:

•  Net income decreased $20.2 million (or 19.3%).

•      Net premiums written decreased $51.0 million (or 17.2%) and net premiums earned decreased $54.1 million (or 17.9%).

•  GAAP combined ratio increased 1.7 percentage points.

•  Net investment income decreased $14.8 million (or 30.2%).

•  Net realized gains on investments increased $17.6 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2009 were $141.8 million, $98.0 million and $5.5 million, respectively, representing 57.8%, 40.0% and 2.2%, respectively, of total net premiums written. Combined ratios for these segments were 77.0%, 82.8% and 107.8%, respectively. Compared with the quarter ended March 31, 2008, net premiums written decreased $27.1 million (or 16.0%) in the Property and Marine segment, $27.6 million (or 22.0%) in the Casualty segment and increased $3.6 million in Finite Risk segment.

Total assets were $4.99 billion as of March 31, 2009, an increase of $63.8 million (or 1.3%) from $4.93 billion as of December 31, 2008. The increase in total assets reflects positive cash flow from operations, partially offset by share repurchases in the quarter.  Cash, cash equivalents and fixed maturity investments were $4.31 billion as of March 31, 2009, an increase of $54.7 million (or 1.3%) from $4.26 billion as of December 31, 2008.

Shareholders’ equity was $1.83 billion as of March 31, 2009, an increase of $20.1 million (or 1.1%) from $1.81 billion as of December 31, 2008.  Book value per common share was $35.76 as of March 31, 2009 based on 51.2 million common shares outstanding, an increase of $1.18 (or 3.4%) from $34.58 as of December 31, 2008 based on 47.5 million common shares outstanding.  Book value reflects share repurchases of $60.0 million at an average price of $26.66 per share and the conversion of our preferred shares during the quarter.

Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement).  The Financial Supplement provides additional detail regarding the financial performance of Platinum and its business segments.

Teleconference
Platinum will host a teleconference to discuss its financial results on Thursday, April 23, 2009 at 8:00 a.m. Eastern time.  The call may be accessed by dialing 800-811-8824 (US callers) or 913-312-9324 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com.  Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Thursday, April 23, 2009 until midnight Eastern time on Thursday, April 30, 2009.  To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 4736162. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

Non-GAAP Financial Measures
In presenting the Company's results, management has included and discussed certain schedules containing financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss) related underwriting ratios and fully converted book value per common share, are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, assist in understanding the Company. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income or loss before income tax expense or benefit and total shareholders’ equity is presented in the attached financial information in accordance with Regulation G.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc.  For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  Forward-looking statements are based on our current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.  In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.  The inclusion of forward-looking statements in this press relese should not be considered as a representation by us or any other person that our current plans or expectations will be achieved.  Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including, but not limited to, severe catastrophic events over which we have no control, the effectiveness of our loss limitation methods and pricing models, the adequacy of our liability for unpaid losses and loss adjustment expenses, our ability to maintain our A.M. Best Company, Inc. rating, the cyclicality of the property and casualty reinsurance business, conducting operations in a competitive environment, our ability to maintain our business relationships with reinsurance brokers, the availability of retrocessional reinsurance on acceptable terms, market volatility and interest rate and currency exchange rate fluctuation, tax, regulatory or legal restrictions or limitations applicable to us or the property and casualty reinsurance business generally, general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged United States or global economic downturn or recession; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us.  The foregoing factors should not be construed as exhaustive.  Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

#    #     #

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008
(amounts in thousands, except per share amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Investments	$3,968,831	$3,371,886
Cash, cash equivalents and short-term investments	345,810	888,053
Reinsurance premiums receivable	356,736	307,539
Accrued investment income	32,817	29,041
Reinsurance balances (prepaid and recoverable)	18,220	23,310
Deferred acquisition costs	47,828	50,719
Funds held by ceding companies	136,944	136,278
Other assets	83,810	120,337
Total assets	$4,990,996	$4,927,163

Liabilities
Unpaid losses and loss adjustment expenses	$2,494,997	$2,463,506
Unearned premiums	213,638	218,890
Debt obligations	250,000	250,000
Commissions payable	127,195	125,551
Other liabilities	75,707	59,819
Total liabilities	3,161,537	3,117,766

Total shareholders' equity	1,829,459	1,809,397

Total liabilities and shareholders' equity	$4,990,996	$4,927,163

Book value per common share (a)	$35.76	$34.58

(a) Book value per common share is determined by dividing shareholders' equity, excluding capital attributable to preferred shares, by actual common shares outstanding.

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
For the Three Months Ended March 31, 2009 and 2008
(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2009	March 31, 2008

Revenue
Net premiums earned	$247,752	$301,851
Net investment income	34,246	49,062
Net realized gains on investments	20,570	2,972
Other income (expense)	232	(96)
Total revenue	302,800	353,789

Expenses
Net losses and LAE	144,164	160,203
Net acquisition expenses	40,156	60,542
Net change in fair value of derivatives	2,417	810
Net impairment losses	3,408	-
Operating expenses	20,868	21,690
Net foreign currency exchange (gains) losses	996	(4,869)
Interest expense	4,755	4,750
Total expenses	216,764	243,126

Income before income tax expense	86,036	110,663
Income tax expense	1,114	5,492

Net income	84,922	105,171
Preferred dividends	1,301	2,602

Net income attributable to common shareholders	$83,621	$102,569

Basic
Weighted average common shares outstanding	49,521	52,104
Basic earnings per common share	$1.69	$1.97

Diluted
Adjusted weighted average common shares outstanding	53,702	59,874
Diluted earnings per common share	$1.58	$1.76

Comprehensive income
Net income	$84,922	$105,171
Other comprehensive loss, net of deferred taxes	(1,576)	(4,121)
Comprehensive income	$83,346	$101,050

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended March 31, 2009 and 2008
($ in thousands)

Three Months Ended March 31, 2009 (Unaudited)
Segment underwriting results	Property and Marine	Casualty	Finite Risk	Total

Net premiums written	$141,735	98,014	5,523	$245,272

Net premiums earned	133,671	109,960	4,121	247,752

Net losses and LAE	77,451	59,141	7,572	144,164
Net acquisition expenses	17,364	26,221	(3,429)	40,156
Other underwriting expenses	8,159	5,669	300	14,128
Total underwriting expenses	102,974	91,031	4,443	198,448
Segment underwriting income (loss)	$30,697	18,929	(322)	49,304

Net investment income				34,246
Net realized gains on investments				20,570
Net impairment losses				(3,408)
Net change in fair value of derivatives				(2,417)
Net foreign currency exchange losses				(996)
Other income				232
Corporate expenses not allocated to segments				(6,740)
Interest expense				(4,755)
Income before income tax expense				$86,036

GAAP underwriting ratios:
Loss and LAE	57.9%	53.8%	183.7%	58.2%
Acquisition expense	13.0%	23.8%	(83.2%)	16.2%
Other underwriting expense	6.1%	5.2%	7.3%	5.7%
Combined	77.0%	82.8%	107.8%	80.1%

Three Months Ended March 31, 2008
Segment underwriting results

Net premiums written	$168,817	125,576	1,878	$296,271

Net premiums earned	153,390	147,495	966	301,851

Net losses and LAE	62,039	99,393	(1,229)	160,203
Net acquisition expenses	20,654	37,488	2,400	60,542
Other underwriting expenses	8,596	6,795	310	15,701
Total underwriting expenses	91,289	143,676	1,481	236,446
Segment underwriting income (loss)	$62,101	3,819	(515)	65,405

Net investment income				49,062
Net realized gains on investments				2,972
Net impairment losses				-
Net change in fair value of derivatives				(810)
Net foreign currency exchange gains				4,869
Other expense				(96)
Corporate expenses not allocated to segments				(5,989)
Interest expense				(4,750)
Income before income tax expense				$110,663

GAAP underwriting ratios:
Loss and LAE	40.4%	67.4%	(127.2%)	53.1%
Acquisition expense	13.5%	25.4%	248.4%	20.1%
Other underwriting expense	5.6%	4.6%	32.1%	5.2%
Combined	59.5%	97.4%	153.3%	78.4%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.